Exhibit 10.2

AMENDMENT NO. 1 TO
LETTER AGREEMENT

This First Amendment (the “Amendment”) to the letter agreement dated September 21, 2022 (the “Letter Agreement”) is made and entered into as of the 5th day of October 2022 by and between ClimateRock (the “Company”) and Gluon Partners LLP (“Gluon”). The Company and Gluon are herein collectively referred to as the “Parties” with each individually being a “Party.”

WITNESSETH:

Whereas, the Parties entered into that certain Letter Agreement; and

Whereas, the Parties desire to modify certain terms of the Letter Agreement, all as more fully described herein.

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Letter Agreement.

2.	Amendments.

The following are hereby added as Section 2 of the Letter Agreement (replacing prior Section 2):

Transaction Success Fee and financing related fees

The Company shall pay GLUON a remuneration for its Services as follows:

●	USD 250,000 upon Completion of one or more Transactions with an aggregate purchase price equal to or more than USD 400,000,000.

The Transaction purchase price will correspond to the purchase price paid to the sellers of the applicable Target, including cash, debt and equity funded payments.

The Transaction Success Fee shall be payable upon consummation of the applicable Transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the purchase price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the Transaction, or (iv) any adjustments to the price of the Transaction subsequent to consummation (“Completion”).

With respect to any financing undertaken by the Company (or any successor to the Company) introduced by Gluon during the term of the Agreement the following fees will be payable by the Company to Gluon:

●	For an issuance of the Company’s senior, subordinated and/or mezzanine debt securities debt securities, a cash fee payable at any closing equal to two percent (2.0%) of the gross proceeds received by the Company at such closing;

●	For equity, equity-linked or convertible securities, a cash fee payable at each closing equal to five percent (5.0%) of the gross proceeds received by the Company at such closing.

In the event of Completion, any accrued fees (i.e. $10,000/month recurring fees) owed by the Company to GLUON will be waived.

3.	Reference to and Effect on the Letter Agreement. Except as specifically modified or amended by the terms of this Amendment, the Letter Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Letter Agreement to itself shall be deemed references to the Letter Agreement as amended hereby.

4.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

5.	Governing Law. This Amendment shall be governed by the laws of United Kingdom without regard to principles of conflict of laws.

6.	Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

7.	Headings. Headings in this Amendment are included for convenience of reference purposes only and shall not constitute a part of this Amendment for any other purpose.

In witness whereof, the Parties hereto have executed this Amendment as of the day and year first above written.

CLIMATEROCK

By:	/s/ Charles Ratelband
Name:	Charles Ratelband

GLUON PARTNERS LLP

By:	/s/ Maxamilian Delamain
Name:	Maxamilian Delamain

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